PRESS RELEASE

I-Sector Updates Fourth Quarter Revenue Expectations

HOUSTON—(BUSINESS WIRE)—January 7, 2005—I-Sector Corporation (AMEX:ISR — News; “I-Sector” or the “Company”) announced today updated revenue expectations for its fourth quarter ended December 31, 2004.

The Company currently expects to report revenue of approximately $23 million to $25 million for its fourth quarter ended December 31, 2004, which represents a 51% to 64% increase from the prior year period revenue, and which is within the range of expectations of $23 million to $30 million previously provided by the Company on November 3, 2004.

Commenting on the updated fourth quarter revenue expectations, James H. Long, the Company’s CEO, stated, “We are certainly pleased with revenue growth in excess of 50% over the prior year period, however, our fourth quarter revenue will come in closer to the low end, rather than closer to the high end, of the range of expectations we previously announced. Because of this, and because we previously provided a wider than normal range of expectations for the quarter, we felt it was best to provide investors with an updated, narrower range of expectations as soon as possible. Any update to our expectations provided only seven days after the end of the quarter is subject to the various adjustments that are normal during the process of closing the books for the quarter and performing our fiscal year-end audit process. Therefore, at this time we are providing a specific update of our range of expectations only for revenue, and we are making no statement with respect to our expectations for net profitability or earnings per share pending the closing of the books for the quarter and performing our fiscal year-end auditing process.”

Safe Harbor Statement:

The statements contained in this document and during the related conference call that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors, including:

•	Unforeseen accounting adjustments related to revenue recognition.

•	Catastrophic events

•	Other risks and uncertainties set forth from time to time in the Company’s public statements and its most recent Annual Report filed with the SEC on Form 10-K for the year 2003, which is available on the Internet at www.I-Sector.com/Information/SECFilings/ 2004/03_12_10K.pdf.

Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. The Company’s past results of operations are not necessarily indicative of its operating results for any future periods. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

About I-Sector Corporation:

I-Sector Corporation, headquartered in Houston, Texas (AMEX:ISR — News), is engaged in the area of providing information and communications technology, with a particular focus on Cisco-centric IP Communications solutions. Additional information about I-Sector is available on the Internet at www.I-Sector.com.

Contact:

     I-Sector Corporation

     James H. Long, Chairman & CEO, 713-795-2000

         or

     PR Financial Marketing LLC

     Jim Blackman, 713-256-0369
     jimblackman@prfinancialmarketing.com